Exhibit 99.1

Mannatech Reports Fourth Quarter 2015 Financial Results

(COPPELL, Texas) March 15, 2016 — Mannatech, Incorporated (NASDAQ: MTEX), the pioneer of glyconutrition, leading innovator of naturally-sourced supplements based on Real Food Technology® solutions, and creator of the M5MSM (Mission 5 MillionSM) social entrepreneurial movement, today announced financial results for its fourth quarter 2015.

Fourth Quarter Results

Fourth quarter net sales for 2015 were $45.3 million, an increase of 0.2% as compared to $45.2 million in the fourth quarter of 2014. The net sales comparison for the quarter was affected by foreign exchange rates and new product launches.

Income from operations increased 7.7% to $2.8 million for the fourth quarter 2015, from $2.6 million in the same period in 2014. Net income was $1.5 million, or $0.56 per diluted share, for the fourth quarter 2015, as compared to $1.9 million, or $0.68 per diluted share, for the fourth quarter 2014.

For the three months ended December 31, 2015, Mannatech’s operations outside of North America accounted for approximately 58.9% of Mannatech’s consolidated net sales.

For the three months ended December 31, 2015, Asia/Pacific net sales increased by $1.6 million, or 7.4%, to $23.1 million, as compared to $21.5 million for the same period in 2014. Net sales comparisons for the fourth quarter were affected by the impact of fluctuations in foreign currency exchange rates. In constant dollars (a non-GAAP financial measure), fourth quarter 2015 net sales would have been $1.8 million higher, or $24.9 million. The currency impact was primarily due to depreciation of the Korean Won, the Japanese Yen and the Australian Dollar.

For the three months ended December 31, 2015, net sales for Europe, the Middle East and Africa (“EMEA”) decreased by $0.9 million, or 20.0%, to $3.6 million, as compared to $4.5 million for the same period in 2014. In constant dollars (a non-GAAP financial measure), net sales for the fourth quarter 2015 would have been $4.4 million. The currency impact was primarily due to the depreciation of the South African Rand and Euro.

North American net sales decreased by $0.6 million, or 3.1%, to $18.6 million, as compared to $19.2 million for the same period in 2014. The decreases were due to declines in associates and members holding active positions in our network.

The approximate number of new and continuing independent associate and member positions held by individuals in Mannatech’s network and associated with purchases of our packs or products as of December 31, 2015 and 2014 were approximately 219,000 and 230,000, respectively. Recruiting decreased 2.0% in the fourth quarter of 2015 as compared to the fourth quarter of 2014. The number of new independent associate and member positions in the company’s network for the fourth quarter of 2015 was approximately 21,400, as compared to 21,900 in 2014.

Year End Results

Overall net sales for the year ended December 31, 2015 decreased $9.8 million, or 5.2%, compared to 2014. During 2015, fluctuations in foreign currency exchange rates had an overall $11.8 million unfavorable impact on our net sales. Net income for 2015 was $5.8 million, or $2.14 per diluted share, as compared to $6.5 million, or $2.40 per diluted share, for 2014.

For the year ended December 31, 2015, Mannatech’s operations outside of North America accounted for approximately 59.3% of Mannatech’s consolidated net sales whereas in the same period in 2014, our operations outside of North America accounted for 57.5% of our consolidated net sales.

For the year ended December 31, 2015, Asia/Pacific net sales decreased by $1.0 million, or 1.1%, to $91.4 million, as compared to $92.4 million in 2014. Net sales comparisons for year were affected by the impact of fluctuations in foreign currency exchange rates. In constant dollars (a non-GAAP financial measure), sales would have been $8.9 million higher, or $100.3 million. The currency impact was primarily due to depreciation of the Korean Won, the Japanese Yen and the Australian Dollar.

For the year ended December 31, 2015, EMEA net sales decreased by $1.3 million, or 7.7%, to $15.6 million, as compared to $16.9 million, for the same period in 2014. In constant dollars (a non-GAAP financial measure), and net sales for the year would have been $2.7 million higher, or $18.3 million. The currency impact was primarily due to the depreciation of the South African Rand and Euro.

For the year ended December 31, 2015, North American net sales decreased by $7.5 million, or 9.3%, to $73.3 million, as compared to $80.8 million in 2014. The decreases were due to declines in associates and members holding active positions in our network.

Mannatech’s cash and cash equivalents increased by approximately $4.0 million to a balance of $32.0 million at December 31, 2015, as compared to $28.0 million at December 31, 2014. Also, total shareholder’s equity increased by $7.2 million to a balance of $38.6 million, as compared to $31.4 million at December 31, 2014.

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of constant currency measures.  We disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations.

We believe that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations.  The constant currency figures are financial measures used by management to provide investors an additional perspective on trends.  Although we believe the non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures.

Conference Call

Mannatech will host a conference call to discuss the quarter’s results with investors on Wednesday, March 16, 2016 at 9 a.m. CST, 10 a.m. EST. The live call will be webcast and can be accessed on Mannatech’s website at http://ir.mannatech.com.

For those unable to listen to the live broadcast, a replay will be available shortly after the call. The toll-free replay number is (855) 859-2056 (International (404) 537-3406); the Conference ID to access the call is 56400213.

Individuals interested in Mannatech’s products or in exploring its business opportunity can learn more at Mannatech.com.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
	December 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$31,994	$27,999
Restricted cash	1,511	1,511
Accounts receivable, net	369	504
Income tax receivable	4	4
Inventories, net	9,199	10,591
Prepaid expenses and other current assets	2,905	3,069
Deferred commissions	3,443	4,544
Deferred tax assets, net	460	1,141
Total current assets	49,885	49,363
Property and equipment, net	3,848	2,481
Construction in progress	839	1,622
Long-term restricted cash	6,586	7,045
Other assets	3,759	3,567
Long-term deferred tax assets, net	3,725	3,320
Total assets	$68,642	$67,398

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of capital leases	$447	$901
Accounts payable	2,683	4,252
Accrued expenses	6,221	6,356
Commissions and incentives payable	6,818	7,908
Taxes payable	736	2,578
Current deferred tax liability	84	123
Current notes payable	713	—
Deferred revenue	8,677	10,890
Total current liabilities	26,379	33,008
Capital leases, excluding current portion	612	852
Long-term deferred tax liabilities	24	26
Long-term notes payable	1,069	—
Other long-term liabilities	1,994	2,136
Total liabilities	30,078	36,022

Commitments and contingencies

Shareholders’ equity:
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	40,494	40,672
Retained earnings	8,589	2,750
Accumulated other comprehensive income (loss)	686	(109)
Treasury stock, at average cost, 91,894 shares as of December 31, 2015 and 97,895 shares as of December 31, 2014, respectively	(11,205)	(11,937)
Total shareholders’ equity	38,564	31,376
Total liabilities and shareholders’ equity	$68,642	$67,398

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	For the years ended December 31,
	2015	2014
Net sales	$180,267	$190,081
Cost of sales	34,102	38,350
Gross profit	146,165	151,731

Operating expenses:
Commissions and incentives	72,956	75,240
Selling and administrative expenses	34,458	36,193
Depreciation and amortization	1,793	1,608
Other operating costs	24,814	25,948
Total operating expenses	134,021	138,989

Income from operations	12,144	12,742
Interest income	210	121
Other expense, net	(4,155)	(3,042)
Income before income taxes	8,199	9,821

Income tax provision	(2,360)	(3,325)
Net income	$5,839	$6,496

Earnings per common share:
Basic	$2.18	$2.44
Diluted	$2.14	$2.40

Weighted-average common shares outstanding:
Basic	2,680	2,663
Diluted	2,728	2,706

Non-GAAP Financial Measures

To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations.  We refer to these adjusted financial measures as constant dollar items, which are non-GAAP financial measures.  We believe these measures provide investors an additional perspective on trends.  To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate, which is the prior year’s rate.  Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

Three month period ended	December 31, 2015		December 31, 2014	Change
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net Sales	$45.3	$47.9	$45.2	$2.7	6.0%
Product	37.2	39.3	37.6	1.7	4.5%
Pack	6.8	7.3	6.0	1.3	21.7%
Other	1.3	1.4	1.5	(0.1)	(6.7)%
Gross Profit	36.3	38.2	36.3	1.9	5.2%
Income from Operations	2.8	3.0	2.6	0.4	15.4%

Twelve month period ended	December 31, 2015		December 31, 2014	Change
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net Sales	$180.3	$192.1	$190.1	$2.0	1.1%
Product	143.1	152.2	155.3	(3.1)	(2.0)%
Pack	31.7	34.1	27.8	6.3	22.7%
Other	5.5	5.8	7.0	(1.2)	(17.1)%
Gross Profit	146.2	155.5	151.7	3.8	2.5%
Income from Operations	12.1	13.6	12.7	0.9	7.1%

The approximate number of new and continuing positions held by independent associates and members who purchased our packs or products during the twelve months ended December 31 was as follows:

	2015		2014
New	96,000	43.8%	108,000	47.0%
Continuing	123,000	56.2%	122,000	53.0%
Total	219,000	100.0%	230,000	100.0%

About Mannatech
Mannatech, Incorporated, develops high-quality health, weight and fitness, and skin care products that are based on the solid foundation of nutritional science and development standards. Mannatech is dedicated to its platform of Social Entrepreneurship based on the foundation of promoting, aiding and optimizing nutrition where it is needed most around the world. Mannatech’s proprietary products are available through independent sales associates around the globe including North America/South America (United States, Canada, Colombia and Mexico), Asia/Pacific (Australia, New Zealand, Japan, Taiwan, Singapore, the Republic of Korea, and Hong Kong), and EMEA (Austria, Denmark, Germany, Norway, Sweden, the Netherlands, the United Kingdom, Estonia, Finland, the Republic of Ireland, Czech Republic, South Africa, and the Republic of Namibia). For more information, visit Mannatech.com.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “anticipate,” “believe,” “will,” “intend” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

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Contact Information:
Donna Giordano
Manager, Executive Office Administration
972-471-6512
ir@mannatech.com
www.mannatech.com